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                                                                    EXHIBIT 4.1
                                                                    -----------




                      AMENDMENT NO. 4 TO CREDIT AGREEMENT


        This Amendment No. 4 ("Amendment") dated as of April 10, 1995 to that certain Credit Agreement by and among ROBBINS & MYERS, INC. ("Parent") and its subsidiaries listed on the signature pages hereof ("Borrowers"), BANK ONE, DAYTON, NA and NATIONAL CITY BANK, COLUMBUS ("Banks"), and BANK ONE DAYTON, NA as agent for the Banks ("Agent"), dated as of June 24, 1994, as amended January 12, 1995, and February 28, 1995 (the "Credit Agreement").

        WHEREAS Banks have agreed to increase the amount of Revolving Credit to be made available to the Borrowers under the Credit Agreement in order to enable Borrowers to retire the Senior Subordinated Extendible Reset Note of Robbins & Myers, Inc. issued to Eagle Industrial Products Corporation in the aggregate principal amount of $25,000,000.00; and

        WHEREAS in conjunction with such increase in the amount of Revolving Credit the parties have agreed to additional and/or modified terms and conditions in the Credit Agreement;

        NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                A. CAPITALIZED TERMS. Capitalized terms used and not otherwise defined herein are used with the meaning set forth in the Credit Agreement.

                B.      AMENDMENT TO SECTION 2.1 OF THE CREDIT AGREEMENT.
        Section 2.1(b) shall be modified and amended in its entirety to read as follows:

        Bank                                Commitment        Pro Rata Share
        ----                                ----------        --------------
        Bank One, Dayton, NA                $29,000,000             58%
        National City Bank, Columbus        $21,000,000             42%
        Total Revolving Credit
             Commitment                     $50,000,000            100%

The total Revolving Credit Commitment shall be reduced to the amounts hereinafter set forth on the dates indicated:

                                                Total Revolving Credit
Date of Reduction                                Commitment Reduced to
- - -----------------                               ----------------------
March 1, 1996                                           $48,000,000.00
March 1, 1997                                           $45,000,000.00





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                March 1, 1998                 $41,000,000.00
                March 1, 1999                 $36,000,000.00
                March 1, 2000                 $35,000,000.00


                C.  AMENDMENT TO SECTION 7.16 - MINIMUM TANGIBLE CAPITAL BASE.
                    Section 7.16 shall be modified and amended in its entirety to provide as follows:

                    At the end of the following fiscal quarters of Parent,
                Borrowers and Subsidiaries shall maintain a minimum tangible Capital Base on a Consolidated basis of at least the minimum amounts hereinafter set forth. For the purposes of Compliance with this covenant, the amounts shown in the adjustment Amount column shall be added to actual Tangible Capital Base and provided that the sum thereof shall be equal to or greater than the Minimum Amount, the requirements of this covenant shall be deemed to have been met.

Fiscal Quarters Ending            Minimum Amount        Adjustment Amount
- - ----------------------            --------------        -----------------

Prior to August 31, 1996          $12,000,000.00           $15,000,000.00

As of August 31, 1996             $21,000,000.00           $13,000,000.00
through May 31, 1997

As of August 31, 1997             $30,000,000.00           $10,000,000.00
through May 31, 1998

As of August 31, 1998             $39,000,000,00           $ 6,000,000,00
through May 31, 1999

As of August 31, 1999             $48,000,000.00           $ 1,000,000.00
through May 31, 2000

As of August 31, 2000             $57,000,000.00           $   0
through May 31, 2001

As of August 31, 2001             $66,000,000.00           $   0
and thereafter


                     D.      AMENDMENT TO SECTION 7.17 - LEVERAGE RATIO. Section
                7.17 shall be modified and amended in its entirety to provide as follows:

                At the end of each fiscal quarter of Parent during the following fiscal years, the ratio of the outstanding indebtedness of Borrowers and Subsidiaries (but excluding liabilities for undrawn Letters of Credit) to the Tangible Capital Base of Borrowers and Subsidiaries, all on a Consolidated basis, shall not exceed the following:

                Fiscal Quarters Ending                  Maximum Ratio
                ----------------------                  -------------
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                 Prior to August 31, 1996                       15.50:1

                 As of August 31, 1996                           9.00:1
                 through May 31, 1997

                 As of August 31, 1997                           5.85:1
                 through May 31, 1998

                 As of August 31, 1998                           4.50:1
                 through May 31, 1999

                 As of August 31, 1999                           3.75:1
                 through May 31, 2000

                 As of August 31, 2000                           3.00:1
                 and thereafter

                          E. AMENDMENT TO SECTION 7.18 - NET WORKING CAPITAL. Section 7.18 shall be modified and amended in its entirety to provide as follows:

                 At the end of each fiscal quarter of Parent, the Working Capital of Borrowers and Subsidiaries on a Consolidated basis shall be at least $35,000,000.00.

                          F. AMENDMENT TO SECTION 7.19 - INTEREST COVERAGE RATIO. Section 7.19 shall be modified and amended in its entirety to provide as follows:

                 At the end of each of the following fiscal quarters of Parent, Borrowers and Subsidiaries shall maintain, on a Consolidated basis, at least the following multiples of (a) income before taxes and before interest expense paid or scheduled to be paid during the four fiscal quarters ending with such fiscal quarter to (b) interest expense paid or scheduled to be paid during such fiscal quarters (the "Interest Coverage Ratio"):

                        (a) Each fiscal quarter ending prior to or on May 31, 1996: 2.20:1

                        (b) Each fiscal quarter ending after May 31, 1996 but prior to or on May 31, 1997: 2.50:1

                        (c) Each fiscal quarter ending after May 31, 1997 but prior to or on May 31, 1998: 2.75:1

                        (d) Each fiscal quarter ending after May 31, 1998 but prior to or on May 31, 1999: 3.0:1

                        (e) Each fiscal quarter ending after May 31, 1999 but prior to or on May 31, 2000: 3.25:1

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                (f)   Each fiscal quarter ending after May 31, 2000:  4.0:1

        G. AMENDMENT TO SECTION 8.1 - BORROWING. Section 8.1 shall be modified and amended in its entirety to provide as follows:

Except with the prior written consent of Banks, no Borrower shall create, incur, assume or suffer to exist any liability for Funded Indebtedness, or permit any Subsidiary so to do except (i) Funded Indebtedness due hereunder and under the Notes to Banks, (ii) the Subordinated Notes, (iii) Funded Indebtedness reflected on the Financial Statements, (iv) Funded Indebtedness of Pfaudler-Werk, GMBH that is not guaranteed by a Borrower or a Subsidiary and
(v) outside of the U.S.A. overdraft facilities not exceeding $5,000,000 in the aggregate; provided that such overdraft facilities shall be paid down to zero for at least one day during each 180-day period calculated commencing with the date of this Amendment and provided further that such overdraft facilities must be unsecured unless otherwise agreed to in writing by Banks.

        H.      AMENDMENT TO SECTION 8.15 OF THE CREDIT AGREEMENT.  Section
8.15 shall be amended and modified in its entirety to read as follows:

                (a) "No Borrower shall engage, or permit any of its Subsidiaries to engage, in purchases or sales of commodity or currency options, futures, contracts, swap transactions or other similar hedging transactions, including such as may be required by Section 4.11 hereof, and including a Borrower or a Subsidiary engaging in commodity and currency options, futures and forward transactions in the ordinary course of its business for the purpose of hedging specific exposures to fluctuations in currencies or commodities that such entity incurs in the ordinary course of such entity's business (hereinafter called the "Currency Transactions") which, when the Reserve Amount (as hereinafter defined) with respect thereto is added to the amount of issued and outstanding Letters of Credit, exceeds in the aggregate, the sum of Twenty Million Dollars ($20,000,000.00).

                (b) All such Currency Transactions entered into by Borrowers with Agent shall also satisfy the following conditions:

                        (1) For purposes of this Agreement, the Reserve Amount shall be that portion of the notional amount of any Currency Transaction which the Banks, by law or policy, determine must be reserved against their credit risk in the Currency

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                Transaction.  Borrowers recognize that Bank One, Dayton, NA currently reserves 20% of the notional amount of any such transaction; however, the Agent shall have the right to increase or decrease this percentage with respect to any and all future Currency Transactions;

                        (2) The Reserve Amount for such Currency Transaction shall not exceed the Unused Commitment at the time of the transaction;

                        (3) The availability of credit to Borrowers under the Total Revolving Credit Commitment shall at all times be reduced by the aggregate Reserve Amount for Borrower's Currency Transactions then in effect, and each Bank's Revolving Credit Commitment shall be deemed utilized to the extent of such Bank's Pro Rata Share of the Reserve Amount;

                        (4) No Currency Transaction shall have a maturity date more than 365 days after the date of the transaction without the written consent of the Agent; and

                        (5) All conditions precedent to making a Revolving Credit Loan have been satisfied as of the date of the Currency Transaction.

                (c) Each Bank agrees that it will participate, in accordance with its Pro Rata Share, in any Currency Transaction entered into by the Agent and Borrowers pursuant to the terms of this Section 8.15. Each Bank will share in the profits and losses from trading in Currency Transactions and in the risk of such Currency Transactions, in accordance with the Bank's Pro Rata Share thereof.

                (d) Whenever Agent enters into a Currency Transaction with one of the Borrowers on behalf of the Banks, the Agent will send a written confirmation of such transaction to National City Bank, Columbus within 2 days after the date of the transaction. Each Bank shall remain free to enter into foreign currency forward contracts and other similar hedging transactions for its own account with one or more of the Borrowers. If the Agent does not deliver notice to National City Bank, Columbus as required under this subparagraph, the transaction will be deemed to be solely for the account of Bank One, Dayton, NA and will not reduce the availability of credit under the Total Revolving Credit Commitment of the Banks.

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                (e)  Failure by any Borrower to pay an amount due to the Agent under a Currency Transaction shall constitute for all purposes of this Agreement an irrevocable request by Borrowers for Revolving Credit Loans in the amount of such obligation, bearing interest at the rate then applicable to Revolving Credit Loans to which no LIBOR Pricing Option applies. However, if for any reason the conditions to the making of Revolving Credit Loans are not satisfied on the date payment of such amount is made or if the Banks cannot make Revolving Credit Loans for any other reason, payment by Agent of such amount shall instead constitute, for all purposes of this Agreement, the making by Agent of a Currency Transaction Advance in the amount of such obligation. Currency Transaction Advances shall bear interest at the Borrowers' Default Rate until paid and Borrowers shall repay to Agent for the account of Agent (and of each Bank participating in the Currency Transaction Advance) the outstanding amount of such Currency Transaction Advance, plus interest, on demand.

                (f) If any Currency Transactions remain outstanding on the Termination Date, Borrowers shall deposit with Agent cash or other liquid collateral acceptable to Agent in an amount at least equal to the Reserve Amount of each such outstanding Currency Transaction, to be held by Agent pursuant to a cash collateral agreement acceptable to Agent in its discretion, until such Currency Transaction is completed, and such collateral may be applied to reimburse Agent and Banks for any damage resulting from Borrowers' failure to perform its obligations under a Currency Transaction.

        I. AMENDMENT TO EXHIBIT 1.1 - DEFINITIONS. The definition of Letter of Credit Commitment in Exhibit 1.1 to the Credit Agreement hereby is amended and restated in its entirety as follows:

        "Letter of Credit Commitment" is Twenty Million Dollars
        ($20,000,000.00).

        J. FEE FOR INCREASE IN TOTAL REVOLVING CREDIT COMMITMENT. At the closing upon this Amendment, Borrowers shall pay to Agent for the PRO RATA accounts of the Banks (based upon each Bank's Pro Rata share) a non-refundable fee equal to .625% of the amount of the increase in the Total Revolving Credit Commitment.

        K. OTHER FEES AND EXPENSES RELATING TO AMENDMENT TO CREDIT AGREEMENT. Borrowers shall pay all fees and expenses of Agent and Banks, including the fees and expenses of counsel

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to the Agent and each Bank relating to the preparation of and closing upon this
Amendment to Credit Agreement.

        L. CONSENT TO RETIREMENT OF SUBORDINATED NOTE AND FIRST SUPPLEMENTAL INDENTURE. Banks hereby consent to Borrowers retirement of the Senior
Subordinated Extendible Reset Note of Robbins & Myers, Inc. issued to   Eagle
Industrial Products Corporation in the aggregate principal amount of $25,000,000.00. Banks also consent to Robbins & Myers, Inc. entering into the First Supplemental Indenture dated as of April 10, 1995 among Robbins & Myers, Inc., PNC Bank, Ohio National Association, Eagle Service Corporation of Delaware and Eagle Industrial Products Corporation ("First Supplemental Indenture"), which relates to the transaction consented to in the preceding sentence. A copy of the First Supplemental Indenture is attached as Exhibit A hereto.

        M.   CONDITIONS FOR CLOSING.   The Banks' obligation to execute and
close upon this Amendment No. 4 shall be contingent upon delivery of the following in form and substance satisfactory to the Agent:

                (a) The Amended Substitute Revolving Credit Notes payable to the respective Banks;

                (b) The First Amendment to Corporate Guaranty Agreement from Glasteel Parts and Service, Inc.;

                (c) Certified Copy of Corporate resolution(s) authorizing the Borrowers to enter into the transaction contemplated herein; and

                (d) Opinion of counsel for Borrowers comparable to the extent appropriate for this transaction to Exhibit 9.11 of the Credit Agreement.

        N. REPRESENTATIONS AND WARRANTIES. In order to induce the Banks to enter into this Amendment No. 4, the Borrowers hereby make and restate in their entirety all of the representations and warranties set forth in Section 6 of the Credit Agreement (except for Section 6.26), which representations and warranties are true in all material respects as of the date of this Amendment and shall survive the execution and delivery of this Amendment.

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                O.      FURTHER AGREEMENT.

                        1. Defined terms used in this Amendment shall have the meanings herein specified or specified in the Credit Agreement.

                        2. The execution and delivery of this Amendment is not intended to discharge any obligation of the Borrowers due to the Banks under the Credit Agreement.

                        3. There is no novation by the execution and delivery of this Amendment.

                        4. All the terms and conditions contained in the Credit Agreement and all documents executed in accordance therewith, except as expressly modified herein, shall continue unchanged and remain in full force and effect.

                        5. This Amendment shall become effective when it has been executed by the Agent, Banks and Borrowers.

                        6. This Amendment shall be considered an integral part of the Credit Agreement, and all references to the Credit Agreement in the Credit Agreement itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Credit Agreement as amended by this Amendment.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

                                        ROBBINS & MYERS, INC.


                                        By: /s/George M. Walker
                                            ----------------------------
                                        Its: Vice President and Chief
                                            ----------------------------
                                             Financial Officer
                                             -----------------

                                        CHEMINEER, INC.

                                        By: /s/George M. Walker
                                            ----------------------------
                                        Its: Treasurer
                                            ----------------------------


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                                      PFAUDLER, INC.,
                                      (formerly Pfaudler (United States), Inc.)


                                      By: /s/George M. Walker
                                          ------------------------------
                                      Its: Treasurer
                                          ------------------------------


                                      EDLON PRODUCTS, INC.


                                      By: /s/George M. Walker
                                          ------------------------------
                                      Its: Vice President
                                          ------------------------------


                                      BANK ONE, DAYTON, NA, as Agent


                                      By: /s/James C. Koehler II
                                          ------------------------------
                                      Its: Assistant Vice President
                                          ------------------------------


                                      NATIONAL CITY BANK, COLUMBUS


                                      By: /s/Susan M. Bottiggi
                                          ------------------------------
                                      Its: Vice President
                                          ------------------------------


                                      BANK ONE, DAYTON, NA, as a Bank


                                      By: /s/James C. Koehler
                                          ------------------------------
                                      Its: Assistant Vice President
                                          ------------------------------

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